Exhibit (n)

AMENDED AND RESTATED

MULTIPLE CLASS PLAN

PURSUANT TO RULE 18F-3

FOR

WHITEBOX MUTUAL FUNDS

WHEREAS, Whitebox Mutual Funds (“Trust”) engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (“Act”);

WHEREAS, shares of beneficial interest of the Trust are divided into the series (each a “Fund”) set forth in Appendix A hereto, as may be amended from time to time;

WHEREAS, the Trust desires to adopt, on behalf of each of the Funds, a Multiple Class Plan pursuant to Rule 18f-3 under the Act (“Plan”) with respect to each of the Funds; and

WHEREAS, the Trust employs Whitebox Advisors, LLC (“Adviser”) as its investment adviser and ALPS Distributors, Inc. (“Distributor”) as its distributor.

NOW, THEREFORE, the Trust hereby adopts, on behalf of the Funds, the Plan, in accordance with Rule 18f-3 under the Act and on the following terms and conditions:

1. Features of the Classes. Each of the Funds issues its shares of beneficial interest in one or both of the following two classes: “Investor Shares” and “Institutional Shares,” as set forth in Appendix A hereto. Shares of each class of a Fund shall represent an equal pro rata interest in such Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications, and terms and conditions, except that: (a) each class shall have a different designation; (b) each class of shares shall bear any Class Expenses applicable to it, as defined in Section 9 below; and (c) each class shall have (i) exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement and (ii) separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. In addition, shares of each class of a Fund shall have the features described herein.

2. Shareholder Servicing Plan. The Trust has adopted a plan of Shareholder Servicing Plan pursuant to Rule 12b-1 under the Act with respect to each Fund’s Investor Shares (the“Servicing Plan”). The Servicing Plan allows each Fund, as applicable, to use Investor Class assets to pay fees in connection with the provision of shareholder services to Investor Class shareholders. The Servicing Plan permits each Fund to make total payments at an annual rate of up to 0.25% of the Fund’s average daily net assets attributable to its Investor Shares.

Under the terms of the Servicing Plan, the Trust is authorized to make payments to the Distributor for remittance to retirement plan service providers, broker-dealers, bank trust departments, financial advisors, and other financial intermediaries, as compensation for shareholder services performed by such entities for their customers who are investors in the Fund’s Investor Shares. Financial intermediaries may from time to time be required to meet certain criteria in order to receive such fees. Under the terms of the Servicing Plan, the Distributor is entitled to retain some or all fees payable under the Servicing Plan in certain circumstances, including when there is no broker of record or when certain qualification standards have not been met by the broker of record.

3. Other Payments by the Adviser. The Adviser may also make payments for distribution and/or shareholder servicing activities out of its own resources. The Adviser may also make payments for marketing, promotional or related expenses to dealers. The amount of these payments is determined by the Adviser and may be substantial. These payments are often referred to as “revenue sharing payments.” The recipients of such payments may include the Distributor, affiliates of the Adviser, broker-dealers, financial institutions, plan sponsors and administrators and other financial intermediaries through which investors may purchase shares of each Fund.

4. Conversion Features. In the event that a shareholder ceases to meet the eligibility requirements pertinent to the class of shares the shareholder holds as set forth herein, the Board of Trustees may approve the conversion of the shareholder’s shares into shares of the share class for which the shareholder is eligible that has the most attractive arrangements for the shareholder, provided that: (i) the shareholder is notified in advance of the conversion and (ii) the conversion is effected on the basis of the relative net asset values of the two classes without the imposition of any sales load, fee, or other charge.

5. Eligibility Requirements. The Trust generally imposes the eligibility requirements set forth below with respect to each class of each Fund’s shares, subject to the ability to waive the requirements if deemed appropriate. Each Fund reserves the right to refuse any order to purchase its shares.

a. Investor Shares. Investor Shares of a Fund shall be offered to members of the general public that meet the investment minimum requirements described in such Fund’s current Prospectus.

b. Institutional Shares. Institutional Shares of a Fund shall be offered without any initial investment minimum to certain institutions and individuals described in the Fund’s current Prospectus, as well as to other investors that meet the investment minimum requirements described in the Fund’s current Prospectus.

6. Allocations, Income and Expenses.

a. The gross income and realized and unrealized capital gains of each Fund shall generally be allocated to each class on the basis of net assets. To the extent practicable, certain expenses (other than Class Expenses as defined below which shall be allocated more specifically) shall be subtracted from the gross income on the basis of the net assets of each class of the Fund. These expenses include:

1. Expenses incurred by the Trust (for example, fees of Trustees, auditors and legal counsel) not attributable to a particular Fund or to a particular class of shares of a Fund (“Trust Level Expenses”); and

2. Expenses incurred by a Fund not attributable to any particular class of the Fund’s shares (for example, advisory fees, custodial fees, or other expenses relating to the management of the Fund’s assets) (“Fund Expenses”).

b. Expenses attributable to a particular class (“Class Expenses”) shall be limited to: (i) payments made pursuant to Rule 12b-1 under the Act (such as the Servicing Plan); (ii) transfer agent fees attributable to a specific class; (iii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy materials to current shareholders of a specific class; (iv) Blue Sky share registration or qualification fees incurred by a class; (v) Securities and Exchange Commission registration fees incurred by a class; (vi) the expense of administrative personnel and services to support the shareholders of a specific class; (vii) litigation or other legal expenses relating solely to one class; and (viii) trustees’ fees incurred as a result of issues relating to one class. Expenses in category (i) above must be allocated to the class for which such expenses are incurred. All other “Class Expenses” listed in categories (ii)-(viii) above may be allocated to a class but only if the President and Treasurer have determined, subject to Board approval or ratification, which of such categories of expenses will be treated as Class Expenses consistent with applicable legal principles under the Act and the Internal Revenue Code of 1986, as amended (“IRC”).

Therefore, expenses of a Fund shall be apportioned to each class of shares depending on the nature of the expense item. Trust Level Expenses and Fund Expenses will be allocated among the classes of shares based on their relative net asset values. Approved Class Expenses shall be allocated to the particular class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a class, it shall be charged to a Fund for allocation among classes, as determined by the Board of Trustees. Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until approved by the Board of Trustees of the Company in light of the requirements of the Act and the IRC.

7. Waiver or Reimbursement of Expenses. Fees and expenses may be waived or reimbursed by the Adviser or any other service provider to the Trust without the prior approval of the Board of Trustees.

8. Effectiveness of Plan. The Plan shall not take effect until it has been duly approved by votes of a majority of both (a) the Trustees of the Trust and (b) those Trustees of the Trust who are not “interested persons” of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan, cast in person at a meeting (or meetings) called for the purpose of voting on this Plan.

9. Material Modifications. This Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval in Paragraph 8 hereof.

10. Limitation of Liability. The Trustees of the Trust and the shareholders of each Fund shall not be liable for any obligations of the Trust or any Fund under this Plan, and any person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust or such Funds in settlement of such right or claim, and not to such Trustees or shareholders.

IN WITNESS WHEREOF, the Trust, on behalf of the Funds, has adopted this Amended and Restated Multiple Class Plan as of the February 18, 2014.

WHITEBOX MUTUAL FUNDS

By:	/s/ Mark M. Strefling
Name:	Mark M. Strefling
Title:	Chairman

AMENDED AND RESTATED

MULTIPLE CLASS PLAN

PURSUANT TO RULE 18F-3

FOR

WHITEBOX MUTUAL FUNDS

APPENDIX A – LIST OF FUNDS AND CLASSES

As of February 18, 2014

Fund	Classes Offered

Whitebox Tactical Opportunities Fund	Investor Shares and Institutional Shares

Whitebox Market Neutral Equity Fund	Investor Shares and Institutional Shares

Whitebox Tactical Income Fund*	Investor Shares and Institutional Shares

*	Effective April 1, 2014, the name “Whitebox Unconstrained Income Fund” was changed to “Whitebox Tactical Income Fund.”

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